Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 1st day of October, 1998 by and between Tech Laboratories, Inc., with its principal offices at 955 Belmont Ave., North Haledon, NJ 07508 (the "Company"), and Bernard M. Ciongoli, residing at 17 Liberty Ridge Trail, Totowa, NJ (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Executive is currently employed by the Company in the capacity of President and Chief Executive Officer ("CEO");

     WHEREAS, the Company desires to insure the continuing benefit of the services of the Executive, and,

     WHEREAS, the Executive is willing to continue to render such services to the Company on the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1. Upon execution of this Agreement, all prior employment agreements, whether written or oral, between the Executive and the Company, or any of its parents, subsidiaries, affiliates, or predecessor constituent corporations, are terminated and are of no further force and effect.

2. Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Executive, and the Executive hereby agrees to and enters into the employ of the Company, or of affiliate any parent, subsidiary, of affiliate of the Company as the company shall from time to time select, for an employment term commencing as of the 1st day of October, 1998, and continuing for a period of three years from such date (the "Term of Employment"). At the end of the initial Term of Employment, this Agreement shall automatically be renewed for an

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     additional  three-year  period;  unless either party  provides at least 180 days written notice of its decision not to renew their Term of Employment.

3. During the Term of Employment, the Executive shall render and perform such services as President and CEO or such other executive officer of the Company as may be assigned to him from time to time by the Board of Directors. If the Executive is elected as a Director of the Company by the Shareholders, he shall receive no additional compensation for serving as a Director so long as he is employed by the Company on a full-time basis in an executive position.

4. During the Term of Employment, the Executive shall devote his business time, attention, skill, and efforts to the performance of his duties for the Company, except for reasonable vacation and except for illness or incapacity, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods for:

     (a) Serving as a Director, trustee, or member of a committee of any organization involving no conflicting interests with those of the Company;

     (b) Delivering lectures, fulfilling speaking engagements, teaching at educational institutions or business organizations;

     (c)  Engaging in charitable and community activities; and

     (d)  Managing his personal  investments;

     Provided that such activities do not, individually or together, interfere with the regular performance of his duties and responsibilities under this Agreement. The Company shall pay all reasonable costs and expenses incurred by the Executive in any undertaking under Subsections (a)-(c), inclusive, above when participation in said activities provides direct or indirect benefit to the Company.

5.   For all services to be rendered by the Executive in any capacity during the
     Term  of  Employment,   including,  without  limitation,   services  as  an
     executive, officer, director or member of a

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     committee of the Company or its  subsidiaries,  divisions,  and affiliates, the Executive shall be paid as compensation such salary, payable in accordance with the customary payroll practices of the Company (but in no event less frequently than semi-monthly) as the Board of Directors of the Company may determine and any bonus as the Board of Directors of the Company may determine.

     During the Term of Employment as set forth in this Agreement, it is agreed that the compensation paid to the Executive shall be a base salary no less than Seventy Five Thousand ($75,000) Dollars per annum until the Company completes a financing of at least One Million Dollars in gross proceeds (debt or equity), at which time the base salary shall become One Hundred Twenty-Five Thousand ($125,000) Dollars per annum. It is acknowledged and agreed that the Company has sold approximately $750,000 in an ongoing finance, so that approximately $250,000 needs to be raised to reach the $1,000,000 referred to in the previous sentence.

6. In addition, the Executive will receive a cash bonus of two percent (2%) of the Company's sales in excess of $1,000,000 in each fiscal year that ends during the Term of Employment, beginning with the fiscal year ending December 31, 1998, which bonus will be paid on or before February 15 of each year. The Company will grant to the Executive stock options to purchase up to 100,000 shares of the Company's common stock at a price of $.50 per share on October 1 of each year of this Agreement, beginning with October 1 1998; and the Executive shall participate in any Company incentive plan which may be established and modified by the Board of Directors or shareholders from time to time. The Executive shall also be entitled to reimbursement by the Company for reasonable expenses actually incurred by him on its behalf in the course of his employment by the Company, upon the presentation by the Executive, from time to time, of an itemized account of such expenditures, together with said vouchers and other receipts as the Company may require.

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7.   The  Executive  shall be  entitled  to  vacations  in  accordance  with the
     Company's prevailing policy for its operating executives.

8. The rights of the Executive or any other person to the payment of compensation or other benefits under this Agreement shall not be assigned, transferred anticipated, conveyed, pledged, or encumbered except by will or the laws of descent and distribution; nor shall any such right or interest be in any manner subject to levy, attachment, execution, garnishment, or any other seizure under legal, equitable, or other process for payment of debts, judgements, alimony, or separate maintenance, or reached or transferred by operation of law in the event of bankruptcy, insolvency, or otherwise.

9. In the event of the Executive's involuntary termination of employment due to circumstances beyond the control of the Company, or in the event of the Executive's involuntary termination for any reason, other than for just cause due to theft or fraud, the Executive shall be entitled to severance compensation or benefits as provided in this paragraph 9. Nothing contained herein, however, shall be construed so as to include absence or failure to perform due to illness as a basis for termination.

     (a) Subject to the provisions of paragraph 9(b) below, the Executive shall be entitled (upon such involuntary termination of employment) to immediate severance compensation equal to an amount equal to the Executive's base salary for the remaining period of the Term of Employment.

     (b) The Executive shall be entitled (upon such involuntary termination of employment), in addition to the severance compensation described in paragraph 9(a) above, to the benefits described in paragraph 9(c) below, as follows:

     (c) The Executive will be eligible to continue to participate in the following employee benefit plans (to the extent permissible therein) for a period of one year from the date of such

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          involuntary termination of employment.  Cost of such participation for the Executive and eligible dependents shall be born by the Company, provided the Executive continues to make all contributions required as of the date of termination to maintain his eligibility;

          Medical Insurance Plan.........................COBRA (Company paid)*

          Dental Plan....................................COBRA (Company paid)*

          * The Executive will have the option to continue this coverage for an additional six months (beyond the twelve months paid by the Company) by paying the full monthly premium.

10. Nothing contained herein shall in any way affect or interfere with the Executive's rights or privileges under any qualified deferred compensation, retirement, pension, profit sharing, bonus, insurance, hospitalization, or other employee benefit plan, program or arrangement, now in effect or hereafter adopted, in which the Executive is entitled to share or participate as an employee of the Company.

11. During the Term of Employment, if Executive shall, for a period of more than three (3) consecutive months or for periods aggregating more than twelve (12) weeks in any fifty-two consecutive weeks, be unable to perform the services provided for herein, as a result of illness or incapacity or a physical, mental, or other disability of any nature, the Company may, upon not less than thirty (30) days notice, terminate the Executive's employment hereunder. The Executive shall be considered unable to perform the services provided for herein if he is unable to attend to the normal duties required of him. In such event, the Company shall pay to the Executive, or to his legal representatives, base compensation as specified in paragraph 5, hereof, for a period of twelve (12) months from the date of termination. Upon completion of the termination payments provided for in this paragraph, all of the Company's obligations to pay compensation under this Agreement shall cease.

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12.  The  Company  makes  no  representations,   guaranty,  warranty,  or  other
     assurance of any kind to the Executive or any other person regarding the federal, state or local tax consequences of this Agreement or any payments hereunder, and the company does not agree to indemnify the Executive or any other person for any federal, state, or local taxes of any kind with respect to payments hereunder.

13. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and his heirs, executors, administrators, and legal representatives.

14. The Company will not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its business and/or assets to another entity, directly or indirectly, unless such other entity (hereinafter referred to as the "Successor") shall assume this Agreement and the obligations of the Company hereunder, and upon such assumption, the Executive and the Successor shall become obligated to perform the terms and conditions hereof. However, if during the first 180 days following any such consolidation or merger, the Executive determines that he does not desire to remain employed by the Successor or the Successor determines that the services of the Executive are no longer required, such consolidation or merger shall be deemed an involuntary termination of the Executive's employment, and the Executive shall be paid an amount equal to his annual base salary at the time of the consolidation or merger. This payment will be made to the Executive in a single lump sum at the time of the termination.

15. The Executive will not, at any time during the Term of Employment, or for a period of one year after the voluntary termination of the Executive's employment, directly or indirectly disclose or furnish any other person, firm, or corporation any information relating to the Company or its parent, subsidiaries, or affiliates with respect to technology of the Company's products, methods of obtaining business, advertising products, customers or supplies, or any confidential or

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     proprietary  information acquired by the Executive during the course of his employment by the Company or its parent, subsidiaries, or affiliates.

16. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter set forth herein and supersedes any prior oral and/or written agreements, understandings, negotiations, or discussions of the parties. There are no warranties, representations or agreements between the parties in connection with the subject matter hereof, except as set forth or referred to herein. No supplement, modification, waiver, or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. Waiver of any of the provisions of this Agreement shall not constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise specifically provided.

17. The failure of either party at any time require performance by the other of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall the waiver by either party of the breach of any provision hereof be taken or be held to be a waiver of the provision itself.

18. Any notice or other communication required or permitted to be given under or in connection with this Agreement shall be in writing, delivered in person or by public telegram, or by mailing same, certified or registered mail, postage prepaid, in an envelope addressed to the party to whom notice is given, at the address given at the beginning of this Agreements, and shall be effective upon receipt thereof. Each party shall be entitled to specify a different address by giving notice as aforesaid to the other party.

19. The invalidity or unenforceability of any paragraph, term, or provision hereof shall in no way affect the validity or enforceability of the remaining paragraphs, terms, or provisions hereof. In addition, in any such event, the parties agree that it is their intention and agreement that any such

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     paragraph,   term  or  provision   which  is  held  or   determined  to  be
     unenforceable as written shall nonetheless be in force and binding to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstance. Without limiting the foregoing, with respect to any restrictive covenant contained herein, if it is determined that any such provision is excessive as to duration or scope, it is intended that it nevertheless shall be enforced for such short duration, or with such narrower scope, as will render it enforceable.

20. All of the terms and provisions of this Agreements shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, transferees, successors, and assigns.

21. This Agreement shall be governed and construed under the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into as of the date and year herein above first set forth.

Date:  10-20-98

                                        Tech Laboratories, Inc.

                                        Board of Directors

                                        By:  /s/  Louis Tomsiella
                                             ----------------------------------
                                             Director

                                        By:  /s/  Earl M. Bjorndal
                                             ----------------------------------
                                             Director

                                        By:  /s/  Emerson Callahan
                                             ----------------------------------
                                             Director

                                        By:  /s/  Carmine O. Pellosie
                                             ----------------------------------
                                             Director

                                        By:  /s/  Bernard M. Ciongoli
                                             ----------------------------------
                                             Executive